Exhibit 10.1

SUBJECT TO CONTRACT

Acquisition Term Sheet
This Term Sheet is subject to contract and is for discussion purposes only, and is not an offer, commitment, or agreement of any kind by any party hereto or any of their respective affiliates and may not be relied upon as such. No party shall be contractually bound by any of the terms set forth below unless and until such time as final transaction documents are executed by each party. Notwithstanding the foregoing or anything else to the contrary contained herein, the obligations set forth under the headings “Confidentiality”, “Exclusivity”, “Costs”, and “Governing Law” shall be binding.
Parties	Pure Data Centres Group Limited or any affiliate thereof (Pure) and Edgemode[1] (Edgemode) each a Party and together the Parties.
Objective

The objective of this Term Sheet is to set out the overall terms and structure of a proposed acquisition by Pure from Edgemode of data centre development land in Spain for the development and leasing of hyperscale data centres (the Project). The proposed transaction is structured as a conditional acquisition under a share purchase agreement, with an optional reinvestment by Edgemode into a Joint Venture (JV) with Pure.

The Parties intend that this Term Sheet will be superseded during the Exclusivity Period by a binding share purchase agreement (SPA) governing the acquisition, which will be conditional pending the execution of a customer contract.

The key principles of the proposed transaction are as follows:

The Parties intend to sign a binding SPA during the Exclusivity Period, with completion under the SPA subject to the following Conditions Precedent (CPs):

●     securing all required consents and permits for the development of a data centre at the selected site;

●     securing all required consents and permits for the development of a gas pipeline and the proposed Energy Solution; and

●     securing a binding lease agreement, colocation agreement or other substantially equivalent commercial agreement with a recognised hyperscale customer for the selected site (the “Customer Contract”).

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1 Edgemode to confirm the full legal name of the contracting entity

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Acquisition Term Sheet

Pure has a strong preference for the interest in the Land to be acquired on a freehold basis.

Payment 1:

Upon execution of the SPA, Pure shall pay to Edgemode a nonrefundable amount of €1,500,000 (One Million, Five Hundred Thousand Euros) per selected site.

Payment 2:

Upon the Project achieving Ready-to-Build (RTB) status, Pure shall pay to Edgemode an additional non-refundable amount of €1,500,000 (One Million, Five Hundred Thousand Euros) per selected site.

Payment 3:

On completion of the SPA, Pure will pay to Edgemode a consideration of €325,000 (Three Hundred and Twenty Five Thousand Euros) per MW of IT of leased capacity, less Payment 1 and Payment 2. Based on a 300MW data centre, the total consideration will be €97,500,000 (Ninety Seven Million Five Hundred Thousand Euros).

Edgemode will share in the upside where the development outperforms Pure’s underwriting. Specifically, on completion of the SPA, if the forecast stabilised Yield on Cost exceeds 12.5%, the land value per MW payable to Edgemode under Payment 3 will be increased on a sliding scale, as follows:

●    Where the stabilised Yield on Cost exceeds 12.5%, the land value per MW shall be increased by an amount equal to 50% of the percentage uplift in stabilised Yield on Cost above 12.5% (the Overage Payment).

Worked example: if a stabilised Yield on Cost of 13.5% is achieved, the percentage uplift above the 12.5% threshold is 8.0%. Applying 50% of that uplift to the base land value of €325,000 per MW results in an adjusted Payment 3 value of €338,000 per MW.

Upon signing the SPA, the Parties shall have 36 months to satisfy the CPs stated above and achieve Completion. If, at the end of the 36 months, the CPs remain outstanding, the Parties can walk away from the transaction, or the SPA can be extended by mutual agreement.

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Acquisition Term Sheet

Default and Reversion Rights

Failure by Pure to make any payment due under Payments 1, 2 or 3 later than (30) days of the applicable due date, shall constitute a material default under the SPA.

Upon the occurrence of such default, and provided such default remains uncured for a period of fifteen (15) business days following written notice from Edgemode, Edgemode shall have the immediate and irrevocable right to terminate the SPA by written notice.

Upon such termination:

a)    all rights granted to Pure in relation to the Project, the Project SPV and the proposed transaction shall automatically terminate;

b)    Edgemode shall retain all amounts previously paid by Pure;

c)     full legal and beneficial ownership, control and development rights relating to the Project and the Project SPV shall remain vested in or automatically revert to Edgemode free and clear of any claim, encumbrance, option, security interest or right asserted by Pure or any of its affiliates; and

d)    Pure shall have no further rights, interests or claims in respect of the Project, Project SPV or associated development rights.

Pre-Development Costs

Following execution of the SPA but prior to completion, Pure will fund 100% of the pre-development costs relating to design, permitting, planning and any other costs related to securing a Customer Contract. The Parties estimate the pre-development costs to be in the region of EUR 5,000,000 (five million euros) per site. For the avoidance of doubt, this will not be deducted from the purchase price and will be Pure’s risk. Any costs over EUR 5,000,000 (five million euros) will be deducted from the purchase price.

During the Exclusivity Period, the Parties shall work together to agree a 12-month pre-development cost schedule and cashflow. Pure shall fund the pre-development costs each quarter in advance, with reference to the agreed schedule and anticipated cash flow requirements.

This term sheet is based on the down selection of one Edgemode site – however the structure and principle can be applied to other sites in the Edgemode platform going forward. The Parties will target partnering on a minimum of two sites within the Edgemode portfolio.

As an alternative to receiving all cash consideration on completion under the SPA, Edgemode may elect, prior to completion of the SPA and with effect from completion, to reinvest all or part of the consideration otherwise payable to it into a joint venture with Pure. The terms of that reinvestment and the ongoing ownership and operation of the Project will be governed by the Joint Venture Term Sheet, as separately set out below.

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Acquisition Term Sheet
Land and Power

Edgemode controls seven plots of land in various locations in Spain via leasehold interest (each ~35 years). During the Exclusivity Period (as outlined below), Pure (in collaboration with Edgemode) will down-select one or more of the plots to be targeted for development. This is to be based on deliverability, leasing prospects and deal economics. The expectation is that the sites referred to as Cordoba and Palma, with a combined power capacity of 1.5GW, will be down-selected.

The current Power Solution proposed is onsite, gas powered, solid oxide fuel cell (SOFC) technology, to be provided by Bloom Energy (Energy Solution). The gas is to be brought to the site directly from the national Spanish high pressure gas network.

Exclusivity

Pure shall be granted an initial 60 days of exclusivity from the date of execution of this Term Sheet (Exclusivity Period). The Exclusivity Period can be extended by mutual agreement of the parties in writing. The Parties agree to enter into an exclusivity agreement to document such arrangements.

Key items to commence from the date hereof and to be completed prior to the end of the Exclusivity Period:

●      commercial negotiation and agreement on the longer term control of the land (long-term, ~100 year lease or freehold)

●      Pure to down-select sites;

●      due diligence by Pure (primarily in relation to the Land, permitting and the Power Solution);

●      agreement and signing of the conditional SPA.

The Parties may terminate this Term Sheet by mutual agreement prior to the end of the Exclusivity Period.

Confidentiality

This Term Sheet shall be kept confidential and shall not be disclosed to any third party unless required by applicable law except each Party can disclose to its investors, advisors, lenders, partners, directors, employees, professional advisers and other persons who are subject to an obligation of confidentiality to such Party. If the confidentiality terms set forth herein conflict with the terms of any definitive transaction document executed by the parties hereto (or their affiliates), then the conflicting terms contained herein shall be deemed to have been amended and replaced by the terms of such executed definitive documents.

Provisions regarding public announcements and disclosures regarding the proposed transaction will be agreed in the SPA (and, if applicable, the JVA) on the basis that the consent of the parties will be required for any such announcements or disclosures.

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Acquisition Term Sheet
Costs

Each party will bear its own costs, expenses, and taxes in connection with this Term Sheet and documenting, negotiating, and finalising the SPA.

For the avoidance of doubt, if the SPA does not complete, no costs shall be refunded to Pure, and Edgemode shall retain the assets and the benefit of any capital invested.

Legal Status	This Term Sheet is not intended to be legally binding. This Term Sheet is for discussion purposes only, and is not an offer, commitment or agreement of any kind by any party hereto or any of their respective affiliates and may not be relied upon as such. No party shall be contractually bound by any of the terms set forth herein unless and until such time as final transaction documents are executed by each party. Any party may terminate or withdraw from discussions at any time and for any reason without liability to the other party. Notwithstanding the foregoing or anything else to the contrary contained herein, the obligations set forth under the headings “Confidentiality,” “Costs”, “Exclusivity” and “Governing Law” shall be binding.
Anti-Bribery and Anti-Corruption	Each Party shall at all times maintain compliance procedures and policies designed to comply with the provisions of any anti-bribery and anticorruption laws and regulations (Compliance Laws) and shall procure that none of their respective group companies and associated persons shall breach or contravene any such Compliance Laws.
Governing Law

This Term Sheet and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with English law. Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Term Sheet or its subject matter or formation.

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Joint Venture Term Sheet

Optional JV Reinvestment: If Edgemode elects, prior to completion under the SPA, to reinvest all or part of the consideration otherwise payable to it into a JV with Pure, the additional terms below will apply to that JV structure.

Joint Venture Term Sheet
Parties	Pure Data Centres Group Limited or any affiliate thereof (Pure) and Edgemode[2] (Edgemode) each a Shareholder and together the Shareholders.
Objective

This section sets out the terms that will apply if Edgemode elects to reinvest part of the SPA consideration into the Project through a JV with Pure and commits to funding their pro-rata share of the equity requirements.

If Edgemode makes that election, the Parties intend that these terms will be superseded by a Joint Venture Agreement (JVA) to be agreed ahead of executing a customer contract. The JVA will set out the terms on which the Shareholders will complete the formation, funding and operation of the JV.

Related Transaction Terms: Site selection, land position, power solution, exclusivity arrangements and SPA completion conditions are set out in the Acquisition Term Sheet above, except as expressly varied in this section.

The key principles of the proposed JV are as follows:

●     A new JV entity will be formed and held by the Shareholders, to acquire the leasehold [(or freehold)] interest of land at a selected site in Spain. It is to be noted that the JV (and Pure as a Shareholder) has a strong preference for freehold ownership.

●     Edgemode shall have the option, prior to completion of the JVA and with effect from completion, to reinvest all or part of the consideration otherwise payable to Edgemode into a joint venture with Pure (the Equity Roll Up), in an amount up to a maximum of 25% of the aggregate capital invested by Pure as at completion, at par, for an equity interest of up to 25% of the total shares in the JV.

●     The Project will be funded through a combination of equity contributions by the Shareholders (pro rata to their respective shareholdings) and senior project financing on standard nonrecourse terms, as further described under Capital Structure and Financing below.

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2 Full legal name to be included.

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Joint Venture Term Sheet
Business Plan	At or before completion of the JVA, the Shareholders shall agree a business plan (the Business Plan). Any subsequent material changes to the Business Plan shall be discussed and agreed on by both Shareholders.
Capital Structure

The share capital of the JV will constitute ordinary shares (Shares).

No later than [60] business days before completion of the SPA, Edgemode will confirm their % equity participation, based on the agreed Business Plan and Pure’s capital invested to date, up to a limit of 25% of the JV. The Shareholders will commit to funding this equity (Required Equity) pro rata to their shareholding.

The failure by a Shareholder to provide Required Equity shall result in dilution at a penalty rate (to be agreed in the definitive JV documentation).

Financing

The JV will seek senior project financing on standard market terms. The control of securing and negotiating with project finance is to sit with Pure. Pure will consult Edgemode on the proposed financing for the project.

Third party debt will be non-recourse except for customary carve-outs as agreed by the Shareholders.

Roles and Responsibilities and Delegation of Authority

Pure shall have delegated authority for all day-to-day operational and development decisions, subject only to agreed Reserved Matters.

Edgemode shall have the following key responsibilities:

●     Lead on interfacing with local authorities and stakeholders including in relation to permitting and utility providers.

●     Providing expertise and assistance with all permits, licences and approvals required for the data centre build.

Pure to have the following key responsibilities:

●     Lead project design, technical solution and procurement;

●     Development management of construction of the data centre shell;

●     Operation of the data centre (if required in the form of the Customer Contract);

●     Sourcing/Managing/Servicing of customers – primary interface with customers and responsibility for all Customer Contracts and commercial negotiations;

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Joint Venture Term Sheet
Governance

Edgemode shall not be involved in the day-to-day management of the JV, which shall be the sole responsibility of Pure. The JV Board is responsible for strategic decisions, annual Business Plan and budget approvals, outof-budget approvals, and entry into the highest-value contracts, in each case subject to the Delegation of Authority.

The Board shall meet quarterly, or more often as needed. Pure DC shall have the majority of the director(s) to the JV Board, in accordance with the JV share structure.

Notwithstanding Pure’s majority shareholding and responsibility for the day-to-day management and operation of the JV, certain fundamental matters (Reserved Matters) shall require the consent of each Shareholder, including Edgemode for so long as it holds 10% of the Shares.

Fees

Development Management Fee: Pure shall be entitled to charge the JV for development and construction management services. The fee will be calculated based on [3]% of total capital expenditure (being calculated as the total hard and soft construction costs, excluding land costs and financing costs).

Facilities Management Fee (payable only where the Customer Contract requires Pure to provide operational and facilities management services to the Project): Pure shall be entitled to charge the JV for services at [3]% of revenue.

Transfer of Shares

Neither Shareholder may directly dispose of its Shares to a third party without the consent of the other Shareholder, until the earlier of either:

1.      3 years following the completion of the JVA; and

2.      the asset starts generating (or becomes entitled to) revenue from the Customer Contract,

(such period, in respect of either (i) or (ii), the Lock-in Period).

Following the Lock-in Period, and subject to the ROFO below, the Shareholders can freely sell their Shares subject to:

●      the transferor not being a Restricted Person (to be defined in the JVA, but to pick up sanctioned persons and competitors of the Shareholders);

●      the transaction not requiring consent of and/or triggering termination rights for any material customer of the JV (unless obtained or waived); and

●      the transaction not being prohibited under applicable law.

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Joint Venture Term Sheet

Tag-along right: If, following the Lock-in Period and subject to the ROFO, the majority Shareholder proposes to transfer any of its Shares to a bona fide third party purchaser, the minority Shareholder shall have the right to participate in such sale and require the proposed purchaser to acquire, on the same terms and conditions (including price per Share), all (or, if the proposed purchaser is unwilling to acquire all, a pro rata proportion) of the Shares held by the minority Shareholder, provided that the tag right shall not apply to any permitted transfer to an affiliate.

Drag-along right: If, following the Lock-in Period and subject to the ROFO, the majority Shareholder (Pure) proposes to transfer all (but not part only) of its Shares to a bona fide third party purchaser in an arm’s length sale, the majority Shareholder may require the minority Shareholder to sell all of its Shares to that purchaser on the same terms and conditions (including price per Share), provided that the proposed purchaser is not a Restricted Person and the transfer otherwise complies with the transfer restrictions set out in this Term Sheet.

For the avoidance of doubt, nothing in this Term Sheet will prohibit a change of control transaction of either Shareholder.

Right of First Offer

Following the Lock-in Period, if a Shareholder (Selling Shareholder) wishes to sell its Shares (ROFO Sale Shares) it must give written notice to the other Shareholder (Other Shareholder) and if the Other Shareholder wishes to buy the ROFO Sale Shares it shall have 45 days in which to respond with a notice setting out an offer price and summary of principal terms (a ROFO Notice).

If no ROFO Notice is received within 45 days the Selling Shareholder may sell its ROFO Sale Shares to a third party, subject to the transfer restrictions aforementioned.

If a ROFO Notice is received, the Selling Shareholder may accept the offer in a ROFO Notice for a period of 45 days from receipt. Following that period, if the offer in the ROFO Notice is not accepted, the Selling Shareholder may sell its Shares to a third party that is not a Restricted Person at a price not less than the sale price in the ROFO Notice and on terms no less favourable than those in the ROFO Notice provided that the sale is completed within six months of the expiry of the period specified for delivery of the ROFO Notice.

Costs	Each party will bear its own costs, expenses, and taxes in connection with this Term Sheet and documenting, negotiating, and finalising the JVA.

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PURE

Signed for and on behalf of Pure Data Centres Group Limited

Signed: /s/ Nicola Burke

Name: Nicola Burke, Chief Legal Officer

Date: 01-Jul-26

Edgemode

Signed for and on behalf of Edgemode

Signed: /s/ Charles Faulkner

Name: Charles Faulkner, Chief Executive Officer

Date: 01-Jul-26

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